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                                                                   EXHIBIT 10(p)

                          Drake & Scull Holdings Ltd.
                               One Canada Square
                             London E14 5AJ England

                                 June 30, 1993

Mr. Stephen H. Kornfeld
17 Chapel Street
London SW1X 7BY England

Dear Mr. Kornfeld:

  You currently are a Senior Vice President of JWP INC. ("JWP") and hold directorships and executive officer positions with various JWP direct and indirect subsidiaries, including JWP International Inc. ("International") and Drake & Scull Holdings Ltd. ("D&S"). This will confirm your and our desire to enter into this letter agreement of severance and to provide for future severance payments and benefits and certain indemnification rights on the terms set forth herein in return for your execution of certain releases and for other good and valuable consideration.

  By your execution below, you agree that your employment with JWP, International, D&S and any other direct or indirect subsidiary of JWP or any entity, company, corporation or association controlled by, or under common control with JWP, International and/or D&S (all of the foregoing, including JWP, International and D&S, referred to collectively as "JWP Entities") shall terminate and be severed, with such severance and termination to become effective on August 31, 1993 (the "Severance Date").

  By way of compensation for loss of office and termination of your employment and subject to the other terms and conditions herein, you shall become entitled on the Severance Date to receive from D&S the aggregate sum of 277,000 Pounds Sterling (the "Severance Sum"), of which 66,000 Pounds Sterling shall be payable upon the Severance Date and the balance of 211,000 Pounds Sterling shall be paid in twelve (12) equal monthly installments payable on the first British business day of each month commencing October 1, 1993 with the last such payment to occur on the first British business day in September 1994. The Severance Sum shall be paid free and clear of any withholdings or deductions other than PAYE at the basic rate of income tax on 36,000 Pounds Sterling payable upon the Severance Date and PAYE at the basic rate of income tax on 211,00 Pounds Sterling payable in installments thereafter as aforesaid. D&S warrants that it will properly account for and report PAYE arising hereunder.

  D&S further agrees to provide or cause to be provided to you the following additional benefits ("Severance Benefits") during the period from the Severance Date until the first British

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business day in September 1994: (i) health insurance benefits comparable to those you now enjoy, whether such coverage is currently provided in the U.K. or in the United States through either D&S or any other JWP Entity, and (ii) the use, in the United Kingdom, of the D&S car presently used by you, provided that you shall be responsible for all costs and expenses of its operation.

  JWP agrees to indemnify you and to hold you harmless against all liabilities, damages, costs and expenses to the extent permitted by applicable law in respect of actions taken or omitted to be taken by you in your capacity as a director or officer of JWP or of any JWP direct or indirect subsidiary at any time on or prior to the Severance Date. International agrees to indemnify you and to hold you harmless against all liabilities, damages, costs and expenses to the extent permitted by applicable law in respect of actions taken or omitted to be taken by you in your capacity as a director or officer of International or of any International direct or indirect subsidiary at any time on or prior to the Severance Date. JWP U.K. Limited ("Limited") agrees to indemnify you and to hold you harmless against all liabilities, damages, costs and expenses to the extent permitted by applicable law in respect of actions taken or omitted to be taken by you in your capacity as a director or officer of Limited or of any Limited direct or indirect subsidiary at any time on or prior to the Severance Date. D&S agrees to indemnify you and to hold you harmless against all liabilities, damages, costs and expenses to the extent permitted by applicable law in respect of actions taken or omitted to be taken by you in your capacity as a director or officer of D&S or of any direct or indirect subsidiary of D&S at any time on or prior to the Severance Date. JWP shall provide to you the benefit of any directors and officers liability insurance coverage, if any, provided to directors and officers of JWP generally to the extent such policies are from time to time in effect. The foregoing rights of indemnification and insurance coverage, if any, are referred to herein as the "Indemnification Rights". The obligation, if any, of JWP, International, Limited and D&S under the terms of this letter to advance you your legal fees and related costs in any legal proceeding is contained in the immediately succeeding paragraph.

  In connection with your Indemnification Rights, JWP and International shall advance reasonable legal fees and related costs that you may incur in connection with any claim or proceeding alleging that you engaged in de facto management with respect to JWP Information Services S.A.R.L. or JWP (France) S.A.R.L. or alleging any similar liability with respect to the management of JWP Information Services S.A.R.L. or JWP (France) S.A.R.L.; notwithstanding the foregoing and the terms of the immediately preceding paragraph, if any JWP Entity is a defendant in such proceeding or related proceeding and the law firm representing a JWP Entity does not have a "conflict" with is additional representation of you as well as other JWP Entity

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officers and directors that it may represent, it shall be a condition to a JWP
Entity's obligation to advance your legal fees and related costs and indemnify you for legal fees and related costs that such law firm shall also represent you, as well as such other JWP Entity officers and directors; and provided further that if, because of such a conflict, you are required to retain separate counsel in such proceeding, such counsel shall be acceptable to JWP, which acceptance shall not be unreasonably withheld. In the event you incur any reasonable legal fees and related costs in respect of any other actions taken or omitted to be taken by you as a director or officer of a JWP Entity for which a JWP Entity is permitted under applicable law to advance your legal fees, the JWP Entity which has agreed, in accordance with the terms of the preceding paragraph, to indemnify you for liabilities, damages, costs and expenses in respect of a claim shall advance your related reasonable legal fees and related costs to the extent such advancement is in accordance with applicable law. As a condition to the covenants in the immediately preceding sentence and those contained in the immediately preceding paragraph, it is understood and agreed that to the extent a law firm representing a JWP Entity does not have a "conflict" with its representation of you and any JWP Entity it also represents, and any other JWP Entity officers and directors it may represent, such law firm shall also represent you. Pursuant to the terms hereof, it is expected that in your appearances before the Securities and Exchange Commission you will be represented at JWP's expense by JWP's special counsel, Paul, Weiss, Rifkind, Wharton & Garrison. (The rights referred to in this paragraph shall be included in the term "Indemnification Rights".)

  You hereby acknowledge and agree that the Severance Sum, the Severance Benefits and the indemnification Rights constitute your entire severance consideration. D&S hereby acknowledges and agrees that it shall in no way be relieved of any liability to pay the Severance Sum and to provide or cause to be provided the Severance Benefits hereunder and the Indemnification Rights to be provided by it pursuant hereto by reason of you having served as a director of, an officer of and/or having provided services to JWP and JWP Entities other than D&S.

  In consideration of the Severance Sum, the Severance Benefits and the Indemnification Rights, you shall, promptly upon execution of this letter agreement, cause D&S, if it has not already done so, to give an effective notice of termination of the lease with respect to the house leased for your use located at 17 Chapel Street, London, England so as to cause the termination of the leasehold interest on September 15, 1993.

  It is also understood and agreed that it shall be a condition precedent to D&S's, JWP's, Limited's and International's respective obligations hereunder that you and any corporation or other entity that you own or control shall have

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executed a blanket release of all claims, amounts or sums (other than the
Severance Sum, the Severance Benefits and the Indemnification Rights) owning or alleged to be owed to you by any JWP Entity (except for claims, if any, under that Purchase Agreement dated December 2, 1988 among you and JWP and others with respect to the acquisition by JWP of the capital stock of H & F Kornfeld, Inc. and any related agreements), which release shall be in form and substance reasonably satisfactory to D&S and JWP and their U.S. and English legal advisors.

  Nothing herein contained shall affect your rights as lessor of the premises located at 30 North McQuesten Parkway, Mount Vernon, New York pursuant to a lease with JWP and H & F Kornfeld, Inc., as lessees.

  Please indicate your agreement to the foregoing by executing a copy of this letter agreement in the space provided below and returning such copy to us. Execution of this letter agreement may be in one or more counterparts with all such counterparts to constitute one an the same instrument.

  This letter agreement shall be governed by English law.

  By signing a copy of this letter agreement, (i) D&S hereby agrees to the terms hereof binding upon it as a direct obligor, (ii) International hereby agrees to the terms hereof binding upon it as a direct obligor, (iii) Limited hereby agrees to the terms hereof binding upon it as a direct obligor and (iv) JWP hereby agrees to the terms hereof binding upon it as a direct obligor. By signing a copy of this letter JWP also hereby agrees to guarantee to you as principal debtor and with the intent such guarantee shall constitute an indemnity in your favor, the full and timely payment and performance by D&S of the Severance Sum and the Severance Benefits, all in accordance with the terms hereof, such guaranty to be irrevocable, continuing, unconditional and absolute and to constitute a guarantee of payment and not of collection. Without limiting the generality of the foregoing, the obligations of JWP as guarantor hereunder shall in no way be affected or impaired by reason of (i) the release, modification or waiver of, or failure to enforce, any right or benefit under this letter agreement, (ii) the settlement or compromise of any obligation hereunder owed to you by D&S or any other JWP Entity hereunder or (iii) the voluntary of involuntary liquidation, dissolution, bankruptcy, insolvency or reorganization of D&S or any other JWP Entity.

  The material terms and conditions of this letter agreement have been approved by the Compensation and Personnel Committee of the Board of Directors of JWP and shall be approved

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by the Board of Directors of International and by the stockholders and Board of
Directors of Limited and by the stockholders and Board of Directors of D&S.

                                          Very truly yours,

                                          DRAKE & SCULL HOLDINGS LTD.

                                          By:/s/ Edward F. Kosnik
                                             ---------------------------
                                             Edward F. Kosnik
                                             Authorized Signatory

Accepted and Agreed to:

JWP INC.

By: /s/ Edward F. Kosnik
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  Edward F. Kosnik, President
  and Chief Executive Officer

Accepted and Agreed to:

JWP INTERNATIONAL, INC.

By: /s/ Edward F. Kosnik
  ---------------------
  Edward F. Kosnik
  Authorized Signatory

Accepted and Agreed to:

JWP U.K. LIMITED

By: /s/ Edward F. Kosnik
  ---------------------
  Edward F. Kosnik
  Authorized Signatory

Accepted and Agreed to:

/s/ Stephen H. Kornfeld
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Stephen H. Kornfeld


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